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                                PROMISSORY NOTE

$Various                                               Colorado Springs, CO
                                                       March 1, 2000

     The undersigned, iRV, Inc. (the "Borrower") does hereby promise to pay to the order of AB Goldberg (the "Lender"), in lawful money of the United States of America the combined principal sum of Various Dollars, due on demand, together with interest art a rate of ten percent (10%) per annum (computed on the basis of a 365-day year) from the date of the note.

     Borrower reserves the right at any time to pay all or part of the principal due on this Note with interest to the time of payment, and with no penalty.

     This note shall be governed by and constructed in accordance with the laws of the State of Colorado. In the event of any default hereunder, the borrower hereby agrees to pay the Lender hereof reasonable attorney's fees, legal expenses and lawful collection costs incurred in conjunction with the enforcement of this obligation in addition to all of the sums due hereunder.

                                   iRV, Inc.


                                   By:
                                        --------------------------
                                        Bradley Smith, CFO